Contacts: Brian Lewbart 410.345.2242 Bill Benintende 410.345.3482 Kylie Muratore 410.345.2533 T. ROWE PRICE GROUP ADDS RENOWNED EDUCATOR FREEMAN HRABOWSKI AS INDEPENDENT DIRECTOR BALTIMORE (January 3, 2013) – T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) announced today that its board of directors has elected Freeman A. Hrabowski, III, Ph.D., an independent director of the company. A long-time educator and administrator, Dr. Hrabowski has served as the president of the University of Maryland, Baltimore County (UMBC) since 1992, where he has helped turn the university into one of the most highly regarded and innovative institutions in the United States. His research and publications focus on science and math education, with special emphasis on minority participation and performance, and he is a leading advocate for greater diversity in higher education. TIME magazine last year named him one of the 100 most influential people in the world. Dr. Hrabowski serves on the boards of directors of McCormick & Company, Incorporated and the Baltimore Equitable Society. He also serves on numerous civic boards, including the Alfred P. Sloan Foundation, the Urban Institute, the Marguerite Casey Foundation, and the France-Merrick Foundation. In addition, he serves as a consultant to the National Science Foundation, the National Institutes of Health, and the National Academies, and is the chair of the newly created President’s Advisory Commission on Educational Excellence for African Americans. “Freeman is a tremendous leader and brings valuable experience that will serve the board and the firm well,” said Brian C. Rogers, chairman of T. Rowe Price Group. “His focus on helping others succeed fits in well with our mission and our focus on financial education. Likewise, his leadership and dedication to greater education and advancement of minorities in science, technology, engineering, and mathematics (STEM) fields will play an important role in maintaining global competitiveness and strengthening our work force and economy.” Dr. Hrabowski holds a Ph.D. in higher education administration and statistics and a Master of Arts degree in mathematics from the University of Illinois at Urbana-Champaign. He also holds a Bachelor of Arts degree in mathematics from Hampton Institute (now Hampton University). Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. (troweprice.com) is a global investment management organization with $574.4 billion in assets under management as of September 30, 2012. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. ### Freeman A. Hrabowski, III